Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
MASIMO CORPORATION
________________________

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware
________________________

Masimo Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST:    Pursuant to Section 151 of the DGCL and the authority granted in the Amended and Restated Certificate of Incorporation of the     Company (the “Certificate of Incorporation”), the Board of Directors of the Company (the “Board”) previously designated 100,000 shares of preferred stock of the Company as Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Junior Preferred Stock”), and established the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof as set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of the Company (the “Certificate of Designation”), which Certificate of Designation was filed in the Office of the Secretary of State of the State of Delaware and is in full force and effect on the date hereof.  None of the authorized shares of Junior Preferred Stock are outstanding and none will be issued.

SECOND: Pursuant to the authority conferred on the Board by the Certificate of Incorporation and in accordance with the provisions of Section 151 of the DGCL, the Board duly adopted the following resolutions:

Resolved, that pursuant to the authority conferred in the Board by the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”) and the authority granted to and vested in the Board in accordance with the provisions of the Company’s Amended and Restated Certificate of Incorporation, the Board hereby eliminates the Series A Junior Participating Preferred Stock, par value $0.001 per share (as previously defined, the “Junior Preferred Stock”), none of which is currently outstanding and none of which will be issued subject to the Certificate of Designation therefor; and further

Resolved, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a Certificate of Elimination of the Junior Preferred Stock (the “Certificate of Elimination”) containing these resolutions, which shall have the effect, effective as of 8:00 p.m. (Eastern time) on February 16, 2016, of eliminating from the Company’s Amended and Restated Certificate of Incorporation all matters set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware; and further

Resolved, that the authorized officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination with the Secretary of State of the State of Delaware at such time as such authorized officers deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the DGCL.

THIRD:    Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Junior Preferred Stock in the Certificate of Incorporation shall be eliminated effective as of 8:00 p.m. (Eastern time) on February 16, 2016 (the “Effective Time”), and the shares that were designated to such series are returned to the status of authorized but unissued shares of preferred stock of the Company effective as of the Effective Time.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer, on this 12th day of February, 2016.

MASIMO CORPORATION

By:	/s/ MARK P. DE RAAD
Mark P. de Raad
Executive Vice President & Chief Financial Officer